Exhibit 8.2

Fort Lauderdale
Jacksonville
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel     305 374 5095 fax

October 10, 2008
Republic Services, Inc.
110 S.E. 6th Street, 28th Floor
Fort Lauderdale, Florida 33301
RE: Agreement and Plan of Merger, dated as of June 22, 2008, as amended, by and between Republic Services, Inc., RS Merger Wedge, Inc. and Allied Waste Industries, Inc.
Ladies and Gentlemen:
We have acted as counsel for Republic Services, Inc., a Delaware corporation (“Republic”), in connection with the proposed merger (the “Merger”) of RS Merger Wedge, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Republic, with and into Allied Waste Industries, Inc., a Delaware corporation (“Allied”), with Allied surviving, pursuant to the Agreement and Plan of Merger, dated as of June 22, 2008, as amended, (the “Merger Agreement”) by and between Republic, Merger Sub, and Allied, on the terms and conditions set forth therein. At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (as amended through the date thereof, the “Registration Statement”), we are rendering our opinion, effective as of the date of the declaration of effectiveness of the Registration Statement by the SEC, concerning the material federal income tax consequences of the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

Republic Services, Inc.
October 10, 2008

For purposes of the opinion set forth below, we have examined (without any independent investigation or verification) (i) the Merger Agreement, (ii) Registration Statement, and (iii) the representation certificates of Republic and Allied delivered to us for purposes of this opinion (the “Representation Certificates”). In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In rendering such opinion, we have assumed, with the consent of Republic and Allied, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and accurate and will remain true complete and accurate at all times up to and including the Effective Time, (iii) the representations made by Republic and Allied in their respective Representation Certificates are true, complete and accurate and will remain true, complete and accurate at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement, if relevant, or the Representation Certificates “to the best knowledge of,” or similarly qualified are true, complete and accurate and will remain true, complete and accurate at all times up to and including the Effective Time, in each case without such qualification and (v) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is, in fact, no such plan, intention, understanding or agreement. We have also assumed, with the consent of Republic and Allied, that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.
Based upon the foregoing, it is our opinion under currently applicable U.S. federal income tax law, that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) Republic and Allied will be parties to the reorganization within the meaning of Section 368(b) of the Code. Further, we adopt and confirm the statements under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger to Republic and Republic stockholders, as our opinion of the material United States federal income tax consequences of the Merger to Republic and Republic stockholders.

Republic Services, Inc.
October 10, 2008

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation.
     Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We assume no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law regulations or interpretations thereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under or Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the SEC promulgated thereunder, or that we are experts within the meaning of Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
     This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any person other than you and your stockholders, or by you or your stockholders for any other purpose without our specific, prior, written consent.
Very truly yours,
/s/ AKERMAN SENTERFITT
AKERMAN SENTERFITT